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                                                               EXHIBIT NO. 99.10

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the incorporation by reference in this Post-Effective Amendment No. 37 to Registration Statement No. 33-7637 of MFS Series Trust II, of our reports dated January 16, 2004 appearing in the annual reports to shareholders for the year ended November 30, 2004, of MFS Emerging Growth Fund and MFS Large Cap Growth Fund, each a series of MFS Series Trust II, and to the references made to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE, LLP
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Boston, Massachusetts
March 28, 2005